EXHIBIT 5.1

                           [LETTERHEAD OF PALEX, INC.]

                                 March 18, 1998

PalEx, Inc.
1360 Post Oak Boulevard
Suite 800
Houston, Texas 77056

Gentlemen:

        You have requested the undersigned's opinion in his capacity as General Counsel of PalEx, Inc., a Delaware corporation (the "COMPANY"), in connection with the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,800,000 shares of the Company's Common Stock, par value $.01 per share (the "COMMON STOCK"), to be issued upon exercise of options granted by the Company under its 1996 Stock Option Plan, as amended (the "OPTION PLAN").

        With respect to the foregoing, the undersigned has examined such documents and questions of law as he deemed necessary to render the opinions expressed below. Based upon the foregoing, the undersigned is of the opinion that the Common Stock, when issued, sold and delivered in the manner and for the consideration stated in the Option Plan and the form of Stock Option Agreement included as Exhibits 10.1 and 10.2 to the Registration Statement, respectively, will be duly and validly issued, fully paid and nonassessable.

        The undersigned consents to the use of this opinion as Exhibit 5.1 to the Registration Statement.

        This opinion letter is as of the date hereof, and the undersigned undertakes no obligation, and expressly disclaims any obligation, to advise you of any change in the matters set forth herein. Please note that the opinions expressed herein relate only to the matters specifically set forth, and no opinion is implied or should be inferred as to any other matters.

                                Sincerely,

                                /s/ EDWARD RHYNE
                                Edward Rhyne, Vice President and General Counsel